Exhibit 23.5

October 26, 2017

To: China Lodging Group, Limited

No. 2266 Hongqiao Road

Changning District

Shanghai 200336

People’s Republic of China

(86) 21 6195-2011

Dear Sirs,

We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement on Form F-3, originally filed by China Lodging Group, Limited on October 26, 2017, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng